Exhibit 99.2

PRESS RELEASE August 11, 2022

5E ADVANCED MATERIALS SECURES $60 MILLION

INVESTMENT FROM LARGE U.S. INVESTOR

HIGHLIGHTS

•	Bluescape to invest $60 million in 5E’s secured convertible notes

•	Investment introduces a cornerstone U.S. strategic financial partner focused on power and energy transition

•	Investment strengthens 5E’s balance sheet, enhancing financial flexibility and liquidity

•	Small-Scale Boron Facility (“SSBF”) progresses on-schedule towards target mechanical completion in CQ4 2022

•	Customer activities accelerating after signing Letter of Intent with Corning Incorporated (NYSE: GLW)

5E Advanced Materials, Inc. (Nasdaq: FEAM) (ASX: 5EA) (“5E,” “We,” “Our,” or the “Company”), an exploration stage boron and lithium company with U.S. government Critical Infrastructure designation for its Fort Cady asset, today announced that it has entered into a definitive agreement with Bluescape Energy Partners (“Bluescape”) for a $60 million private placement of senior secured notes convertible into common stock of the Company (“Investment”). Bluescape is a U.S. based institutional investment manager with particular experience in building, operating, and investing in real assets. Bluescape’s focus is in the power and energy transition sector, with the Company expecting to leverage Bluescape’s substantial experience and relationships within the power and resources sectors, U.S. shareholder base, and federal government.

5E is also pleased to provide a project and company update as the boron and lithium markets remain favorable and construction, commercial, and government activities progress on schedule.

Commenting on the Investment and Company Update, 5E President and CEO, Mr. Henri Tausch noted:

“We are pleased to partner with Bluescape as they are a respected U.S. institutional investor that offers value to our Company far beyond that of a typical financial investment. They are a well-resourced, strategic organization led by leaders in the power and energy transition sector, including their CEO, John Wilder. We look forward to working with Bluescape in creating value to all shareholders and view this Investment as an attractive source of capital that bolsters our balance sheet and project, while serving as an indicator of the 5E value proposition.

We also continue to see tremendous team effort as we advance construction of our Small-Scale Boron Facility towards target CQ4 2022 mechanical completion. We are pleased to report significant progress to date as Fort Cady has become a beehive of activity with more than 54,000 hours logged this year. We are also pleased with our commercial progress as boron prices have increased meaningfully and customer conversations are progressing after signing an LOI with an innovative leader in Corning Incorporated.”

Commenting on the Investment, Bluescape Executive Chairman and CEO, Mr. John Wilder noted:

“We see tremendous value in 5E and their boron and lithium resource in Southern California. The asset aligns with many crucial issues today, including the onshoring of critical materials, decarbonization, and domestic security. We also have confidence in the 5E management team as they possess a diverse skillset that is capable of effectively commercializing this critical asset. We look forward to partnering with 5E as we merge skills and relationships to generate value for stakeholders.”

Investment Terms:

Bluescape has agreed to purchase $60 million aggregate principal amount of Senior Secured Convertible Notes due 2027 (the “Notes”), which will be convertible into shares of the Company’s common stock. The Notes will bear interest at an annual rate of 4.50% if paid in cash, or at an annual rate of 6.00% through the issuance of additional Notes, at the Company’s election.

The Notes will be convertible at an initial Conversion Price of $17.60, which represents a 10% premium to a Reference Price of $16.00. The $16.00 Reference Price represents a 1.45% premium to FEAM’s trailing 7-day VWAP ending on August 10, 2022. The Notes will mature on August 15, 2027, unless repurchased or converted prior to such date. 5E will have the right, at any time on or before the twenty-four (24) month anniversary of the closing date of this Investment (“Closing Date”), to convert the Notes to common stock in whole or in part if the closing price of FEAM common stock is at least 200% of the Conversion Price of the Notes (“Threshold Price”)

for each of the twenty (20) consecutive trading days prior to the time 5E delivers a conversion notice. The Threshold Price for 5E’s right to convert the Notes decreases to 150% after the twenty-four (24) month anniversary of the Closing Date and on or before the thirty-six (36) month anniversary of the Closing, and 130% at any time after the thirty-six (36) month anniversary of the Closing Date. 5E expects to use the net proceeds from the transaction for general corporate purposes, including but not limited to the further operation of its SSBF and the development of its larger-scale Fort Cady Project.

Additional information regarding the Investment is included in a Form 8-K that will be filed with the U.S. Securities and Exchange Commission. BofA Securities acted as 5E’s placement agent and Winston & Strawn LLP and Baker & McKenzie LLP acted as legal advisors to the Company. Shearman & Sterling LLP acted as legal advisor to BofA Securities. Kirkland & Ellis LLP acted as legal advisor to Bluescape.

Project and Company Update

Construction related activities for the SSBF are progressing as planned with more than 54,000 hours recorded on-site in 2022. Recent progress includes purchase and delivery of long lead item equipment and materials, personnel and resource additions, pad site and foundation development, and drilling and completing all monitoring and production wells that will supply the facility. We continue to target mechanical completion of the SSBF in CQ4 2022 and will provide project updates in a new Project Status section on our website.

We have continued to focus on developing commercial partnerships as key consumers of boron and lithium globally seek to manage a supply constrained environment. We continue to see strong increases in boron prices, with average boric acid prices up more than 50% during CQ1 2022, as compared to average prices in 2020 and 2021. We recently executed a Letter of Intent with Corning Incorporated (NYSE: GLW), a Fortune 300 company and one of the largest technical glass manufacturers in the world, and are currently in discussions with other customers who are similarly interested in ensuring domestic supply of boron and lithium.

Our government relations activities have also accelerated after updating our project scope to focus on boron specialty and advanced materials and lithium. We believe these advanced materials offer incremental value-in-use to customers and the U.S. government given their use in critical decarbonization and military applications, scarcity in resource, and predominantly imported supply.

About 5E Advanced Materials, Inc.

5E Advanced Materials, Inc. (Nasdaq: FEAM) (ASX: 5EA) is an exploration stage company focused on becoming a vertically integrated global leader and supplier of boron specialty and advanced materials, complemented by lithium production capabilities. Our mission is to become a supplier of these critical materials to industries addressing global decarbonization, food production, and domestic security. We anticipate boron and lithium products will target applications in the fields of electric transportation, clean energy infrastructure such as solar and wind power, fertilizers, and domestic security. Our business strategy and objectives are to develop capabilities ranging from upstream extraction and product sales of boric acid, lithium carbonate and potentially other co-products, to downstream boron advanced material processing and development. Our business is based on our large domestic boron and lithium resource, which is located in Southern California and designated as Critical Infrastructure by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency, and we intend to leverage this asset once commercially operational to internally supply our proposed downstream advanced material development activities over time.

Forward Looking Statements and Disclosures

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future expectations, plans and prospects for the Company, and the planned offering. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion generally identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events and are inherently susceptible to uncertainty and changes in circumstances. Various factors could adversely affect the Company’s operations, business or financial results in the future and cause the Company’s actual results to differ materially from those contained in the forward-looking statements. For additional information regarding these various factors, you should carefully review the risk factors and other disclosures in the Company’s amended Form 10 filed with the U.S. Securities and Exchange Commission on March 7, 2022, and its Form 10-Q filed with the SEC on May 12, 2022, as well as the latest risk factors described in the Form 8-K filed on or about the date of this press release. Additional risks are also disclosed by 5E in its filings with the Securities and Exchange Commission throughout the year, including its Form 10-K, Form 10-Qs and Form 8-Ks, as well as in its filings under the Australian Securities Exchange. Any forward-looking statements are given only as of the date hereof. Except as required by law, 5E expressly disclaims any obligation to update or revise any such forward-looking statements. Additionally, 5E undertakes no obligation to comment on third party analyses or statements regarding 5E’s actual or expected financial or operating results or its securities.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Notes to be offered and any shares of the Company’s common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act.

Authorized for release by: Henri Tausch, President and Chief Executive Officer

For further information contact:

Chance Pipitone Investor Relations – U.S. info@5Eadvancedmaterials.com Ph: +1 (346) 433-8912	Elvis Jurcevic Investor Relations – Australia ej@irxadvisors.com Ph: + 61 408 268 271	Chris Sullivan Media chris@macmillancom.com Ph: +1 (917) 902-0617